Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Buffalo Wild Wings, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-110767, 333-134513, 333-151137, 333-181707, and 333-183548) on Form S-8 of Buffalo Wild Wings, Inc of our reports dated February 28, 2013, with respect to the consolidated balance sheets of Buffalo Wild Wings, Inc. and subsidiaries as of December 30, 2012 and December 25, 2011, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended December 30, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 30, 2012 which reports appear in the December 30, 2012 annual report on Form 10-K of Buffalo Wild Wings, Inc.

/s/ KPMG LLP

Minneapolis, Minnesota
February 28, 2013